Exhibit 99.1

                           RENTECH, INC.
                       a Colorado corporation


The Amended and Restated Articles of Incorporation of Rentech, Inc. dated September 28, 1990 are amended as of March 22, 2004 by deleting therefrom in its entirety Article Four, Section One, and substituting in lieu thereof the following new Article Four, Section One:

4.1 The amount of authorized capital stock of this corporation is 150,000,000 shares of common stock, each share having $.01 par value, and 1,000,000 shares of preferred stock, each share having $10.00 par value. All shares when issued shall be fully paid and nonassessable, the private property of shareholders, and shall not be liable for corporate debts. The Board of Directors shall have the authority to divide shares of preferred stock into series and, within the limitations provided by law, to fix and determine the relative rights and preferences of the shares of any series so established, including the right to redeem all or any part of the outstanding preferred stock upon such terms as may have been established upon its issuance.























Exhibit991.doc